Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust II, with respect to Tradr 2X Long ASTS Daily ETF, Tradr 2X Long CEG Daily ETF, Tradr 2X Long CRWV Daily ETF, Tradr 2X Long DDOG Daily ETF, Tradr 2X Long GEV Daily ETF, Tradr 2X Long ISRG Daily ETF, Tradr 2X Long LRCX Daily ETF, Tradr 2X Long NET Daily ETF, Tradr 2X Long SMR Daily ETF and Tradr 2X Long CEP Daily ETF, each a series of shares of Investment Managers Series Trust II, under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
July 8, 2025